As filed with the Securities and Exchange Commission on February 14, 2014.
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

SOLARWINDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	73-1559348
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3711 South MoPac Expressway
Building Two
Austin, Texas 78746
(Address of principal executive offices) (Zip Code)

SOLARWINDS, INC. 2008 EQUITY INCENTIVE PLAN
(Full title of the Plan(s))

Kevin B. Thompson
SolarWinds, Inc.
3711 South MoPac Expressway
Building Two
Austin, Texas 78746
(Name and address of agent for service)
(512) 682-9300
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share under the 2008 Equity Incentive Plan	1,781,478 (2)	$42.80 (3)	$76,247,258	$9,821

(1)
This Registration Statement shall also cover options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares of Common Stock, options and rights which may be offered or issued under the SolarWinds, Inc. 2008 Equity Incentive Plan as a result of one or more adjustments under the 2008 Plan to prevent dilution resulting from one or more stock dividends, stock splits, recapitalizations or other similar transactions.

(2)
Reflects an annual increase on January 1, 2014 to the number of shares of the Registrant’s Common Stock reserved for issuance under the 2008 Plan, which annual increase is provided for in the 2008 Plan.

(3)
Calculated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act, based on the price of $42.80, which represents the average of the high and low sales prices of the Registrant’s Common Stock reported on the New York Stock Exchange on February 11, 2014.

The Exhibit Index for this Registration Statement is at page 6

Explanatory Statement
This Registration Statement relates to 1,781,478 shares of common stock, par value $0.001 per share (the “Common Stock”), to be issued by SolarWinds, Inc., a Delaware corporation (the “Registrant”), pursuant to the SolarWinds, Inc. 2008 Equity Incentive Plan (the “2008 Plan”). The number of shares of Common Stock available for issuance under the 2008 Plan is subject to an automatic annual increase by an amount equal to the lesser of (i) 6,000,000 shares, (ii) 4.75% of the number of shares outstanding on the last day of the immediately preceding fiscal year or (iii) such lesser number of shares as may be determined by the Board of Directors (the “evergreen provision”). For 2014, the Board of Directors determined to authorize an increase of 1,781,478 shares of Common Stock under the 2008 Plan pursuant to clause (iii) rather than an automatic increase pursuant to clauses (i) or (ii).
These 1,781,478 shares are in addition to the 4,686,146 shares of Common Stock, the offer and sale of which was registered on the Registrant’s Form S-8 filed on May 26, 2009 (Commission File No. 333-159469) (the “Prior Registration Statement”), those shares of Common Stock that were previously reserved for issuance under the SolarWinds, Inc. Amended and Restated Stock Incentive Plan (the “2005 Plan”) and registered on the Prior Registration Statement but which have been forfeited, repurchased by us, expired or otherwise terminated without having been exercised in full and have been added to the shares reserved under our 2008 Stock Plan, and those shares of Common Stock registered pursuant to other Form S-8 Registration Statements previously filed by the Registrant. This Registration Statement relates to securities of the same class as those to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of the Registration Statement, except as amended hereby.

PART I
Information Required in the Section 10(a) Prospectus
The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference
SolarWinds, Inc. hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on February 14, 2014;

(b)
The Registrant’s Registration Statement No. 001-34358 on Form 8-A filed with the Commission on May 14, 2009 pursuant to Section 12 of the Exchange Act of 1934, as amended (the “Exchange Act”), in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock; and

(c)
all reports and other documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement (other than information in a report on Form 8-K that is “furnished” and not “filed” pursuant to Form 8-K, and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information) and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.
The Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, no director will be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as a director, except liability for:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.
The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Registrant is required to indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. The Registrant’s amended and restated bylaws also provide that it is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Registrant would otherwise be permitted to indemnify him or her under the provisions of Delaware law. The Registrant has entered into agreements to indemnify each of its current directors and executive officers and expects to continue to enter into agreements to indemnify any future directors and executive officers and such other employees as may be determined by the Registrant’s board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Registrant also maintains directors’ and officers’ liability insurance.
Reference is also made to (a) the underwriting agreement filed as Exhibit 1.1 to Registrant’s Registration Statement (File No. 333-149851) and (b) the underwriting agreement filed as Exhibit 1.1 to Registrant’s Registration Statement (File No. 333-162661), pursuant to which the underwriters have agreed to indemnify the Registrant’s officers and directors against certain liabilities under the Securities Act of 1933, as amended, and the Exchange Act.
Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits
See the attached Exhibit Index at page 6, which is incorporated herein by reference.

Item 9. Undertakings.
A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act , (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on February 14, 2014.

SOLARWINDS, INC.

By:	/s/ Jason Ream
Jason Ream
Executive Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS:
That the undersigned officers and directors of SolarWinds, Inc., a Delaware corporation, do hereby constitute and appoint Kevin B. Thompson and Michael J. Berry, and each of them, the lawful attorneys-in-fact and agents with full power of substitution, each with power to act alone, and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Kevin B. Thompson	President, Chief Executive Officer and Director	February 14, 2014
Kevin B. Thompson

/s/ Jason Ream	Executive Vice President and Chief Financial Officer	February 14, 2014
Jason Ream

/s/ J. Barton Kalsu	Executive Vice President and Chief Accounting Officer	February 14, 2014
J. Barton Kalsu

/s/ Steven M. Cakebread	Director	February 14, 2014
Steven M. Cakebread

/s/ J. Benjamin Nye	Director	February 14, 2014
J. Benjamin Nye

/s/ Ellen F. Siminoff	Director	February 14, 2014
Ellen F. Siminoff

/s/ Roger J. Sippl	Director	February 14, 2014
Roger J. Sippl

/s/ Lloyd G. Waterhouse	Director	February 14, 2014
Lloyd G. Waterhouse

EXHIBIT INDEX

Exhibit Number	Exhibit Title

4.1(1)	Specimen Common Stock of the Registrant.

4.2(2)	SolarWinds, Inc. 2008 Equity Incentive Plan and forms of agreement thereunder.

5.1	Opinion of O’Melveny & Myers LLP as to legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

(1)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-149851) filed on July 18, 2008 and declared effective on May 19, 2009.

(2)	Incorporated by reference to Exhibits 10.4, 10.5, 10.6 and 10.6A of the Registration Statement on Form S-1 (SEC File No. 333-149851) filed June 10, 2008 and declared effective on May 19, 2009.